      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 1999
                                                       REGISTRATION NO. 33-80508
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                         POST-EFFECTIVE AMENDMENT NO. 5
                                   ON FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                               FOTOBALL USA, INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                                           33-0614889
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                            Identification No.)

                                3738 RUFFIN ROAD
                           SAN DIEGO, CALIFORNIA 92123
                                 (619) 467-9900
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)
                                 --------------
                                 MICHAEL FAVISH
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               FOTOBALL USA, INC.
                                3738 RUFFIN ROAD
                           SAN DIEGO, CALIFORNIA 92123
                                 (619) 467-9900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   -----------
                                   Copies to:

                            CHARLES I. WEISSMAN, ESQ.
                      SWIDLER BERLIN SHEREFF FRIEDMAN, LLP
                          919 THIRD AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 758-9500
                                   -----------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]
         THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933.

                                EXPLANATORY NOTE

         This amendment is being filed solely to add exhibits to the registration statement.

                                     PART II

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          (a) Exhibits


1.1(P)            Form of Underwriting Agreement.(1)
3.1(2)(P)         Amended and Restated Certificate of Incorporation.(2)
3.2(2)(P)         Amended and Restated By-laws.(2)
4.1(P)            Form of Representative's Unit Purchase Option.(2)
4.2               Warrant Agreement, dated as of August 11, 1994, between the
                  Company and Continental Stock Transfer & Trust Company, as
                  Warrant Agent.(3)
4.3(P)            Specimen Warrant Certificate.(4)
4.4(P)            Specimen Stock Certificate.(4)
4.5(1)            Specimen Form of Rights Certificate.(5)
4.5(2)            Form of Rights Agreement, dated as of August 19, 1996, between the Company and Continental Stock Transfer & Trust Company.(5)
4.5(3)            Form of Certificate of Designation, Preferences and Rights of
                  Series A Preferred Stock.(5)
4.5(4)            Summary of Rights Plan.(5)
5.1(P)            Opinion of Shereff, Friedman, Hoffman & Goodman, LLP.(4)
10.1(1)           License Agreement with Major League Baseball Properties, Inc., dated May 14, 1997.(6)
10.1(2)           Amended License Agreement with Major League Baseball
                  Properties, Inc., dated December 11, 1998.(7)
10.1(3)           License Agreement with Major League Baseball Players
                  Association dated March 29, 1997.(6)
10.1(4)           License Agreement with National Football League Properties,
                  Inc., dated April 14, 1998.(7)
10.2(1)*          1998 Stock Option Plan of the Company.(8)
10.2(2)*          Form of Stock Option Agreement.(8)
10.2(3)*          Stock Option Agreement dated January 30, 1998 with Salvatore
                  T. DiMascio.(7)
10.2(4)           Stock Option Agreement dated August 11, 1997 with ADR
                  Management Group Ltd.(7)
10.2(5)           Stock Option Agreement dated as of April 1, 1999 with
                  Integrated Corporate Relations, Inc.(9)
10.2(6)           Letter Agreement dated April 19, 1999 with W.A.B. Growth
                  Equity Research.(9)
10.3(1)*(P)       Form of Employment Agreement with Michael Favish.(4)
10.3(2)*          Settlement Agreement and Mutual General Release dated
                  October 1, 1997 with Fred S. Ostern.(6)
10.3(3)           Consulting Agreement with ADR Management Group Ltd. dated
                  August 11, 1997.(6)
10.4(1)(P)        Lease, dated February 4, 1994, by and between the Company and
                  George and Marcel Jach, with respect to 3738 Ruffin Road,
                  San Diego, California.(10)
10.4(2)           Sublease, dated June 19, 1997 by and between the Company and
                  General Textiles, with respect to 4000 Ruffin Road,
                  San Diego, California.(6)
10.4(3)           Second and Third Amendment dated June 1, 1998, and
                  September 29, 1998, respectively, to sublease between the Company and General Textiles, with respect to 4000 Ruffin
                  Road, San Diego, California.(7)
10.5              Merrill Lynch International Bank Limited irrevocable stand-by letter of credit dated December 1, 1995.(11)
10.6(1)           Revolving Credit Agreement dated November 13, 1996 between the
                  Company and Scripps Bank.(11)
10.6(2)           Amended Revolving Credit Agreement dated February 19, 1998 between the Company and Scripps Bank.(6)

10.6(3)           Amended Revolving Credit Agreement dated December 28, 1998 between the Company and Scripps Bank.(7)
21                Subsidiaries of the Company.(4)
23.1              Consent of Hollander, Gilbert & Co.(12)
23.2              Consent of Shereff, Friedman, Hoffman & Goodman, LLP
                  (contained in Exhibit 5.1).(4)
27                Financial data schedule.(12)
-----------------------

*         Indicates exhibits relating to executive compensation.
(P) Indicates that the document was originally filed with the Commission in paper form and that there have been no changes or amendments to the document which would require filing of the document electronically at this time.
(1) Exhibits to the Company's Registration Statement on Form SB-2 filed with the Commission on August 11, 1994 incorporated herein by reference.
(2) Exhibits to the Company's Registration Statement on Form SB-2 filed with the Commission on August 1, 1994 incorporated herein by reference.
(3)       Filed herewith.
(4) Exhibits to the Company's Registration Statement on Form SB-2 filed with the Commission on August 9, 1994 incorporated herein by reference.
(5) Exhibits to the Company's Registration Statement on Form 8-A filed with the Commission on August 30, 1996 incorporated herein by reference.
(6) Exhibits to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 incorporated herein by reference.
(7) Exhibits to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 incorporated herein by reference.
(8) Exhibits to the Company's Registration Statement on Form S-8 filed with the Commission on July 23, 1998 incorporated herein by reference.
(9) Exhibits to the Company's Registration Statement on Form S-3 filed with the Commission on June 4, 1999 incorporated herein by reference.
(10) Exhibits to the Company's Registration Statement on Form SB-2 filed with the Commission on June 20, 1994 incorporated herein by reference.
(11) Exhibits to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 incorporated herein by reference.
(12) Exhibits to Post-Effective Amendment No. 4 to the Company's Registration Statement on Form SB-2 (filed on Form S-3) filed with the Commission on August 19, 1997 incorporated herein by reference.

          (b) Financial Statement Schedules

          All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 18th day of June, 1999.

                         FOTOBALL USA, INC.

                         By: /s/ Michael Favish
                             ---------------------------------------------------
                                 Michael Favish
                                 President, Chief Executive Officer and Director


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    NAME AND SIGNATURE                  TITLE                       DATE
    ------------------                  -----                       ----

                           President and Chief Executive        June 18, 1999
    /s/ Michael Favish     Officer and a Director (Principal
-------------------------  Executive Officer and Principal
      Michael Favish       Financial Officer)

  /s/ Salvatore DiMascio   Director                             June 18, 1999
-------------------------
    Salvatore DiMascio

   /s/ Nicholas Giordano   Director                             June 18, 1999
-------------------------
     Nicholas Giordano

  /s/ Joel K. Rubenstein   Director                             June 18, 1999
-------------------------
    Joel K. Rubenstein

                                                    EXHIBIT INDEX



1.1(P)            Form of Underwriting Agreement.(1)
3.1(2)(P)         Amended and Restated Certificate of Incorporation.(2)
3.2(2)(P)         Amended and Restated By-laws.(2)
4.1(P)            Form of Representative's Unit Purchase Option.(2)
4.2               Warrant Agreement, dated as of August 11, 1994, between the
                  Company and Continental Stock Transfer & Trust Company, as
                  Warrant Agent.(3)
4.3(P)            Specimen Warrant Certificate.(4)
4.4(P)            Specimen Stock Certificate.(4)
4.5(1)            Specimen Form of Rights Certificate.(5)
4.5(2)            Form of Rights Agreement, dated as of August 19, 1996, between the Company and Continental Stock Transfer & Trust Company.(5)
4.5(3)            Form of Certificate of Designation, Preferences and Rights of
                  Series A Preferred Stock.(5)
4.5(4)            Summary of Rights Plan.(5)
5.1(P)            Opinion of Shereff, Friedman, Hoffman & Goodman, LLP.(4)
10.1(1)           License Agreement with Major League Baseball Properties, Inc., dated May 14, 1997.(6)
10.1(2)           Amended License Agreement with Major League Baseball
                  Properties, Inc., dated December 11, 1998.(7)
10.1(3)           License Agreement with Major League Baseball Players
                  Association dated March 29, 1997.(6)
10.1(4)           License Agreement with National Football League Properties,
                  Inc., dated April 14, 1998.(7)
10.2(1)*          1998 Stock Option Plan of the Company.(8)
10.2(2)*          Form of Stock Option Agreement.(8)
10.2(3)*          Stock Option Agreement dated January 30, 1998 with Salvatore
                  T. DiMascio.(7)
10.2(4)           Stock Option Agreement dated August 11, 1997 with ADR
                  Management Group Ltd.(7)
10.2(5)           Stock Option Agreement dated as of April 1, 1999 with
                  Integrated Corporate Relations, Inc.(9)
10.2(6)           Letter Agreement dated April 19, 1999 with W.A.B. Growth
                  Equity Research.(9)
10.3(1)*(P)       Form of Employment Agreement with Michael Favish.(4)
10.3(2)*          Settlement Agreement and Mutual General Release dated October
                  1, 1997 with Fred S. Ostern.(6)
10.3(3)           Consulting Agreement with ADR Management Group Ltd. dated
                  August 11, 1997.(6)
10.4(1)(P)        Lease, dated February 4, 1994, by and between the Company and
                  George and Marcel Jach, with respect to 3738 Ruffin Road, San
                  Diego, California.(10)
10.4(2)           Sublease, dated June 19, 1997 by and between the Company and
                  General Textiles, with respect to 4000 Ruffin Road, San Diego,
                  California.(6)
10.4(3)           Second and Third Amendment dated June 1, 1998, and September
                  29, 1998, respectively, to sublease between the Company and
                  General Textiles, with respect to 4000 Ruffin Road, San Diego,
                  California.(7)
10.5              Merrill Lynch International Bank Limited irrevocable stand-by letter of credit dated December 1, 1995.(11)
10.6(1)           Revolving Credit Agreement dated November 13, 1996 between the
                  Company and Scripps Bank.(11)
10.6(2)           Amended Revolving Credit Agreement dated February 19, 1998 between the Company and Scripps Bank.(6)
10.6(3)           Amended Revolving Credit Agreement dated December 28, 1998 between the Company and Scripps Bank.(7)
23.1              Consent of Hollander, Gilbert & Co.(12)
23.2              Consent of Shereff, Friedman, Hoffman & Goodman, LLP
                  (contained in Exhibit 5.1).(4)
27                Financial data schedule.(12)

-----------------------

*         Indicates exhibits relating to executive compensation.
(P) Indicates that the document was originally filed with the Commission in paper form and that there have been no changes or amendments to the document which would require filing of the document electronically at this time.
(1) Exhibits to the Company's Registration Statement on Form SB-2 filed with the Commission on August 11, 1994 incorporated herein by reference.
(2) Exhibits to the Company's Registration Statement on Form SB-2 filed with the Commission on August 1, 1994 incorporated herein by reference.
(3)       Filed herewith.
(4) Exhibits to the Company's Registration Statement on Form SB-2 filed with the Commission on August 9, 1994 incorporated herein by reference.
(5) Exhibits to the Company's Registration Statement on Form 8-A filed with the Commission on August 30, 1996 incorporated herein by reference.
(6) Exhibits to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 incorporated herein by reference.
(7) Exhibits to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 incorporated herein by reference.
(8) Exhibits to the Company's Registration Statement on Form S-8 filed with the Commission on July 23, 1998 incorporated herein by reference.
(9) Exhibits to the Company's Registration Statement on Form S-3 filed with the Commission on June 4, 1999 incorporated herein by reference.
(10) Exhibits to the Company's Registration Statement on Form SB-2 filed with the Commission on June 20, 1994 incorporated herein by reference.
(11) Exhibits to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 incorporated herein by reference.
(12) Exhibits to Post-Effective Amendment No. 4 to the Company's Registration Statement on Form SB-2 (filed on Form S-3) filed with the Commission on August 19, 1997 incorporated herein by reference.